EXHIBIT 10.1

Avramovich Term Sheet

Employer: Pacer International, Inc.

Location: Columbus, Ohio

Base Salary: $350,000 annually payable consistent with Pacer International pay periods

Bonus Opportunity: targeted at 75% of base salary, consistent with the Company's annual bonus plan

Restricted Stock: 50,000 shares; vesting over 4 years beginning June 1, 2009, subject to continued employment on the vesting date

Severance: 12 months if terminated without cause, under the Company's standard employment agreement, as well as participation in the special change in control retention program, under the standard form of agreement previously approved by the Compensation Committee, which would provide for 24 months severance if employment is terminated by the Company without cause or by the executive with good reason within 18 months after a change in control of the Company

Covenants: under the Company's standard employment agreement, Mr. Avramovich will be subject to post-termination covenants requiring him to protect the confidentiality of the Company's proprietary business information and trade secrets and, for 12 months after termination, not to participate in a business that competes with the Company and not to solicit its employees, customers, vendors, agents or contractors to alter adversely their relationship with the Company.

Signing Bonus: $75,000

Auto Allowance: $900 (gross) monthly allowance

Club Dues

Allowance: $700 (gross) monthly allowance